EXHIBIT 99.2

August 5th, 2021
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q2 2021 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s second quarter 2021 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time, and our commentary about business results and outlook is based on the information available as of today’s date. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission ("SEC") and in other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the second quarter of 2021. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro investor relations website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q2 2021 earnings report.

GoPro had a very strong Q2, our fourth consecutive profitable quarter on a non-GAAP basis. We continued to grow revenue, improve margins, and increase cash thanks to our expanding direct-to-consumer and subscription businesses. Q2 also benefitted from our strong retail relationships which drove substantial unit sales as the world continues to find its way through the pandemic. As a result of this better-than-expected momentum, we are raising our revenue, margin, and earnings outlook for the second half and 2021.

Camera unit sell-through during the quarter grew more than 10% year-over-year, exceeding 800,000 units. This drove channel inventories down 15% sequentially to below 500,000 units, an important achievement – channel inventory has been a headwind since the beginning of 2020 and our expectation is that it now becomes a tailwind as we expect sell-in and sell-through to be more balanced going forward.

Revenue in the second quarter increased 86% year-over-year to $250 million. Direct-to-consumer revenue from GoPro.com totaled $88 million, up 48% year-over-year and up 7% sequentially.

GoPro was profitable on both a GAAP and non-GAAP basis in the second quarter generating EPS of $0.10 and $0.12, respectively. Margins increased to 40% and operating profits improved by $47 million year-over-year.

Street ASPs rose to $345, up 15% year-over-year thanks in large part to GoPro subscription revenue and the subscription’s effectiveness at driving higher-end camera sales and promoting strong accessory attach at the time of purchase.

Our GoPro Subscription business continues to impress as we have added nearly 800,000 new subscribers from a year ago, ending the quarter at 1.16 million, up 211% year-over-year and up 23% sequentially. Q2 GoPro Subscription revenue grew more than 143% year-over-year to $12 million. Subscription attach-to-camera-purchase at GoPro.com continues to be in the 90% range and annual subscriber renewal rates continue to be very strong. We also saw improved GoPro Subscription attach rates via the Quik app with customers who originally purchased their camera at retail.

We surpassed 1 million GoPro subscribers during Q2 2021 and expect to exceed 1.7 million subscribers by year end, approaching the 2 million subscriber milestone. We expect annual recurring subscription revenue at the start of 2022 to be approximately $90 million with 70% to 80% margins.

In March we launched our new Quik app-based subscription aimed at helping you keep track of your favorite phone-based photos and videos coupled with simple yet powerful editing tools to help you get the most out of those images. While it’s still early days, we are excited to share that as of this report we have exceeded 100,000 paying Quik subscribers – which we reached in nearly half the time it took us to achieve the same number of GoPro subscribers.

Quik users are providing our app development team with meaningful feedback that's influencing regular user-driven updates to the Quik experience. We believe this will enable us to ramp Quik’s subscriber growth rate, ultimately leading to an expanded TAM and meaningful bottom-line contributions to GoPro over time.

Another new initiative we launched in Q2 was our API effort, Open GoPro, which enables third parties to integrate HERO9 Black into their own solutions and products. Already we're seeing examples like integrating GoPro into a sports broadcasting platform, controlling a HERO9 through smart watches, and GoPro controls embedded into vehicle dashboard screens. We believe Open GoPro increases the utility of our cameras in a potentially TAM-expanding way.

Our Q2 results reflect not only the strength of our strategy but also the strength of our people. We’ve taken an increasingly employee-first approach over the last few years, and this hit overdrive during the pandemic to the benefit of our employees and our business. Thus far in 2021, we have seen a meaningful drop in employee turnover, an increase in employee engagement, and we continue to attract top talent for open positions. By embracing a flexible work culture that champions our employees’ desire to live and work from wherever they feel most productive, we’ve been able to thrive over the past year-and-a-half. We’re excited to continue supporting our employees in their pursuit of the ultimate life-work balance – an approach we’ve seen consistently yield strong business results.

Another meaningful update focuses on our diversity, equity, inclusion and belonging initiatives. In December of 2020, I signed the In Solidarity Project’s Outdoor CEO Diversity Pledge to express our commitment to creating a more inclusive and diverse GoPro and to increase our positive social impact. The Pledge provides a framework to help us establish meaningful goals and hold ourselves accountable. We recently completed our first Pledge Report and I encourage you to read it at our blog, The Inside Line, at GoPro.com/news.

As we approach Fall and the launch of new products that will be sure to ‘wow’, I want to note that GoPro will continue to eliminate plastic from our packaging as we did with HERO9 Black. This Fall, we plan to transition all newly produced camera and accessory packaging to be plastic-free. We are also working with our supply chain partners to reduce or eliminate plastic from their GoPro-related processes as well. We are passionate about reducing our environmental impact and greatly appreciate our customers’ support as we make this transition into a more responsible GoPro.

So there you have it. We had a great quarter and we're excited about our outlook as Brian will now cover.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

We had strong financial performance during the second quarter of 2021, as revenue grew 86% year-over-year to $250 million, and gross margins expanded nicely to 40.1%, compared to 31.6% a year ago. As a result, we were profitable on a GAAP and non-GAAP basis with EPS of $0.10 and $0.12, respectively. Additionally, I'll note that from a trailing twelve-month (TTM) standpoint, we were profitable on both a GAAP and non-GAAP basis. And adjusted EBITDA on a TTM basis was $143M, or 13% of revenue.

Globally, revenue increased year-over-year across all geographies, with Americas up 77%, EMEA up 75% and APAC up 150%. Subscription revenue in Q2 was our highest ever at $12 million, representing approximately 5% of revenue, which was driven by the 211% year-over-year growth of GoPro subscribers which totaled 1.16 million. In addition, the Quik app subscription began contributing to revenue in the second quarter.

In the second quarter of 2021, revenue increased in both our retail channel and GoPro.com by 116% and 48%, respectively, year-over-year. Retail was aided by the COVID-19 vaccination rollout and the corresponding retail recovery as store traffic accelerated, particularly in the U.S. and Europe.

Revenue from GoPro.com increased 48% year-over-year to $88 million in the second quarter. GoPro.com represented 35% of revenue in the quarter. This compares to 44% in the prior year when global COVID lockdowns drove traffic from shuttered brick and mortar retailers to our GoPro.com storefront. As a reminder, GoPro.com revenue includes all revenue generated from GoPro.com including camera, accessory, and subscription and services revenue.

The following table shows the second quarter guidance provided during our first quarter earnings call on May 6th compared to our Q2 2021 results.

Quarterly Results and Prior Guidance

	Q2 2021 Results		Q2 2021 Guidance
Revenue	$250	M	$230 +/- $10M
Unit sell-through	820	K	800 K - 850 K
Street ASP	$345		$330
Non-GAAP gross margin	40.1%		38.0% +/- 50bps
Non-GAAP net income per share	$0.12		$0.04 +/- $0.01

Turning to the details of our second quarter financial performance, cameras with suggested retail prices at $300 and above represented 94% of revenue. The gross margin percentage was 40.1% in the second quarter of 2021, up from 31.6% a year ago. The Q2 2021 improvements in gross margin percentage were a result of a 15% increase in ASPs to $345 which was due to stronger high-end unit sales and price points, growth in high-margin subscription revenue, increased revenue from GoPro.com and operational improvements in logistics and supply chain. GAAP net income of $17 million in the second quarter of 2021 also benefited from these improvements as well as a GAAP tax benefit of $14 million. Street ASP is defined as total reported revenue divided by camera units shipped.

In the second quarter of 2021, operating expenses increased to $79 million compared to $69 million in the same period in 2020. As a reminder, in the second quarter of 2020 with the onset of COVID-19 we prudently trimmed operating expenses. The increase in operating expenses was primarily driven by bonus expenses in 2021 compared to none in 2020, as well as increased advertising to drive demand generation. Our strong quarterly revenue results and the effective management of our operating expenses resulted in positive adjusted EBITDA of $25 million, which represents 10% of revenue. The year-over-year improvement in EBITDA was $47 million.

We sold 724,000 units during the second quarter and sold-through approximately 820,000 units. Sell-through was attributable to easing COVID-related restrictions in the U.S. and European markets. As a result, channel inventory decreased approximately 15% and 35% sequentially and year-over-year to below 500,000 units. As Nick mentioned, channel inventory has been a headwind since the beginning of 2020 and our expectation is that it now becomes a tailwind as we expect sell-in and sell-through to be more balanced going forward.

Turning to the balance sheet, we ended the quarter with $319 million in cash and investments, or a $22 million sequential increase that was primarily driven by profits; specifically, adjusted EBITDA of positive $25 million, partially offset by working capital changes and other charges of $3 million.

Looking ahead, the following table shows our guidance for the third quarter of 2021.

Third Quarter 2021 Guidance

Q3 2021 Guidance
Revenue	$290M +/- $5M
Unit sell-through	775 K - 825 K
Street ASP	$350
Non-GAAP gross margin	40% +/- 50bps
Non-GAAP net income per share	$0.19 +/- $0.02

We expect third quarter revenue to grow approximately 3% over the third quarter of 2020 at the midpoint of guidance. We are comping against July/August 2020 enthusiasm where markets prematurely opened up across North America and Europe. We also expect third quarter Street ASP to be approximately $350, up 15% year-over-year. In addition, we continue to expect Street ASP to trend upward in Q4 2021 as well as into 2022. For 2021, the trends impacting ASPs are a result of several factors including:
•Camera mix continues to favor our higher-end offerings;
•GoPro.com revenue growth;
•Higher sales of accessory and lifestyle products; and,
•Higher subscribers and subscription revenue.

Our guidance implies that units sold will be down approximately 10% year-over-year to between 800,000 to 850,000 units. We believe that there is solid demand for our cameras at all price points; however, due to supply constraints and component price increases, we are prioritizing the production of our premium camera products. As a result, volumes for our lower end cameras will be down significantly year-over-year. These factors, along with higher direct-to-consumer revenue and higher subscription revenue, are expected to improve margins to 40%. Channel inventories are expected to exit the third quarter flat, sequentially.

We expect cash to increase as much as 20% sequentially over Q2 2021 and to be in a range of $340 to $380 million at the end of Q3, primarily driven by positive EBITDA and working capital.

As we look ahead to the rest of 2021 and peer into 2022, we offer the following commentary:

We expect revenue from GoPro.com in 2021 to grow as a percentage of our overall revenue, and we are maintaining our anticipated range of 40% to 45% of the mix for the year. This would result in more than 50% revenue growth year-over-year from our direct-to-consumer channel. We expect Q3 to be below 40% of the mix and Q4 to be at the high-end of the range. We expect subscription revenue to be between $50 to $60 million in 2021, or approximately 5% of total revenue.

With the combination of our significantly improved channel inventory position exiting 2020, along with the above operating metrics, we are raising 2021 revenue growth to a range of 25% to 30% over 2020 versus our previously stated growth range of 20% to 25%.

We are improving gross margins to 40% +/- 50bp for Q3 2021 and 2021 as a result of an increasing mix of products at the high-end, continued revenue growth from GoPro.com and growth of high-margin subscription revenue. Based on the trends and strategy we are seeing play out in 2021 and current visibility, we believe we can maintain a similar margin profile in 2022.

As a result of increases in revenue, we expect 2021 operating expenses to increase slightly from prior guidance and be in a range of $325 million to $330 million, with third quarter operating expenses of just over $80 million. The increase in operating expenses is due to higher direct-to-consumer sales, expected increases in advertising, and higher employee related expenses. We will continue to invest in our direct-to-consumer business and product innovation while continuing to improve efficiency in all areas of our business.

Non-GAAP tax expense in 2021 is expected to be approximately $1.8 million, a level we believe continues for 2022. We expect shares outstanding to be approximately 166 million for the third quarter and the year based on our current stock price.

In closing, we are increasing our revenue, gross margin and earnings per share outlook for 2021 as we continue to deliver strong execution and benefit from the strategic shifts in our business to a more direct-to-consumer, subscription-centric model. We continue to expect to exit the year with a substantial year-over-year increase in cash, ending with cash in a range of $470 to $500 million. As we look ahead to 2022, we believe the changes to our business will continue to result in a more predictable and profitable GoPro.

Thank you.